Exhibit 3.185

RESTATED ARTICLES OF INCORPORATION

OF

ARAMARK TECHNICAL SERVICES NORTH CAROLINA, INC.

Pursuant to §55-10-07 of the General Statutes of North Carolina, the undersigned corporation, originally formed on October 10, 1967, which changed its name to Entergy Operations Services North Carolina, Inc., which changed its name to ARAMARK Technical Services North Carolina, Inc., hereby submits the following for the purpose of restating its Articles of Incorporation.

1. The name of the corporation is ARAMARK Technical Services North Carolina, Inc.

2. The period of the corporation shall be perpetual.

3. The nature of the business, objects and purposes to be transacted, promoted and carried on by the corporation are as follows:

To conduct and carry on any and all lawful business or enterprise, including the business of builders and contractors for the purpose of building, erecting, altering, repairing or doing any other work in connection with any and all classes of building and improvements of any kind and nature, whatsoever, including the building, rebuilding, alteration, repairing or improvement of houses, factories, buildings, works, or erections of every kind and description whatsoever, including locating, laying out and construction of roads, avenues, docks, slips, sewers, bridges, wells, walls, canals, and generally in all classes of buildings, erections and works, both public and private, or integral parts thereof, and to perform engineering and architectural work, and generally to do and perform any and all works as builders and contractors and with that end in covering the building and contracting business and the work connected therewith.

4. The aggregate number of shares which the corporation shall have the authority to issue is One Thousand (1000), divided into one class. The designation of each class, series, if any, within each class, and the par, value, if any, of the shares of each class, or a statement that the shares of any class are without par value is as follows:

CLASS	NUMBER OF SHARES	PAR VALUE PER SHARE
Common	1,000	$100.00

The preferences, limitations and relative rights in respect of the shares of each class are as follows:

None

5. The address of the registered office of the corporation is 150 Fayetteville Street, Box 1011, Raleigh, North Carolina in Wake County and the name of the registered agent at such address is CT Corporation System.

6. The names and addresses of the incorporators of this corporation are:

Vernon Glenn Avery, Jr. Murray W. Ferguson Harold Stokes Williams	811 Princess Street, Wilmington, NC 2930 Park Avenue, Wilmington, NC 719 Wilba Road, Mebane, NC

7. The street and mailing address of the principal office of the corporation is 1101 Market Street, Philadelphia, PA 19107 in Philadelphia County. The telephone number is 800-999-8989.

IN WITNESS WHEREOF, I have hereunto set my hand, this 16th day of July, 2013

ARAMARK TECHNICAL SERVICES NORTH CAROLINA, INC.

By:	/s/ John G. Wixted
John G. Wixted Assistant Secretary

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